UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2008

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-31157	23-2507402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, Pennsylvania 19341

(Address of principal executive offices)          (Zip Code)

(610) 646-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On January 24, 2008, Innovative Solutions and Support, Inc. (the “Company”) announced that James J. Reilly had retired as Chief Financial Officer of the Company.

(c)  On January 28, 2008, John C. Long was appointed Chief Financial Officer of the Company, effective immediately.

Prior to joining the Company, Mr. Long served in a variety of positions with Arrow International, Inc., including as Vice President from January, 2003 to January, 2008, as Treasurer from January, 2003 to October, 2007, as Secretary from April, 2004 to October, 2007 and as Assistant Treasurer from 1995 to January 2003.  Prior to joining Arrow International, Mr. Long served as Controller for the Jaindl Companies, a group of privately held companies involved in agribusiness and real estate development, from 1989 to 1995.  From 1986 to 1989, Mr. Long was employed in the Allentown, Pennsylvania office of the accounting firm, Concannon, Gallagher, Miller & Co.  Mr. Long also serves as a director and Audit Committee Chairman of D&E Communications, Inc., an integrated communications provider.

On January 28, 2008, Mr. Long entered into an employment agreement with the Company that provides for his continued employment as Chief Financial Officer through January 28, 2010 at an initial base salary of $250,000 per year.  Mr. Long is also entitled to participate in the Company’s employee benefit plans.  In addition, Mr. Long’s employment agreement provides for continued base salary and benefits if Mr. Long is terminated without cause for the remainder of the term of the agreement (subject to a minimum of 6 months) and a lump sum payment of 100% of his annual base salary if he is terminated in connection with a change in control.

Also on January 28, 2008, Mr. Long was granted an option to purchase up to 120,000 shares of the Company’s common stock at $11.32 per share, the closing stock price on the date of grant.  Mr. Long’s option agreement is subject to the terms and conditions of the Company’s 1998 Stock Option Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

Date: January 29, 2008	By:	/s/ Raymond J. Wilson
Raymond J. Wilson
Chief Executive Officer